Dohan and Company Certified Public Accountants A Professional Association	7700 North Kendall Drive, 200 Miami, Florida 33156-7564 Telephone (305) 274-1366 Facsimile (305) 274-1368 E-mail info@uscpa.com Internet www.uscpa.com

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-127828 of Clyvia Inc. on Form S-8 filed on August 25, 2005, of our report dated April 25, 2006, appearing in the Annual Report on Form 10-KSB/A of Clyvia Inc. for the year ended January 31, 2006, filed on March 1, 2007, which is part of such Registration Statement.

/s/ Dohan and Company, CPA's

Miami, Florida

May 15, 2007